Exhibit 10.11

ON HOLDING AG

ON EMPLOYEE PARTICIPATION PROGRAM

Approved by the Board of Directors on

23. July 2018

Zurich, 23.07.2018

/s/ Caspar Coppetti	/s/ David Allemann
Caspar Coppetti	David Allemann
Chairman of the Board of Directors	Member of the Board of Directors

On Holding AG – OEPP 2018

1.	Definitions

Any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in this section.

Annual Compensation	shall mean the sum of the Participant’s annual base salary and the variable salary (cash bonus) received for the relevant calendar year.

Bad Leaver	shall mean a Participant (i) whose employment with a Subsidiary is terminated for Cause or (ii) whose employment with a Subsidiary is terminated and who is not qualifying as a Good Leaver.

Board of Directors	shall mean the board of directors of the Company.

Calculation Amount	shall mean the amount to be considered in order to determine the number of Phantom Shares to be granted to a Participant.

Cause	shall mean (i) any material violation of law, (ii) grave misconduct or egregious acts (such as wilful disregard for company policy, falsifying records, stealing, violence, and similar acts or behaviour) which have occurred again after formal written notice to the respective Participant, or (iii) a termination for cause according to art. 337 of the Swiss Codes of Obligations.

Company	shall mean On Holding AG with registered seat in Zurich, Switzerland.

Compensation Committee	shall mean the compensation committee of the Company as appointed by the Board of Directors, which administrates the OEPP 2018 pursuant to section 13 of the Plan.

Exit	shall mean the occurrence an Exit Event.

Exit Event	shall mean the completion of any one of the following events: (i) a Listing, (ii) a private sale of at least 40% of the Shares held by the current non-executive shareholders or (iii) one current shareholder gains, whether directly or indirectly, ownership of more than 50% of the Company, (iv) a private sale of all or substantially all of the Company’s assets relevant for its business to a buyer, (v) a merger, consolidation or demerger, or (vi) another reorganization with a similar result as (ii), (iii) or (iv).

Fair Market Value	shall mean, with respect to one Share, the consideration paid per Share or allocated per Share in the Exit Event.

On Holding AG – OEPP 2018

Formula Value	shall mean, with respect to a Share for any purpose on a particular date, the value determined by the Compensation Committee in good faith by using the following valuation formula: [(2x capitalized earnings value) + net asset value] / 3 (at least, however, net asset value), whereby the capitalized earnings value shall be determined based on the audited financial accounts of the years (n) and (n-1), (n) weighting 2/3 and (n-1) weighting 1/3, capitalization factor 10%, divided by the total number of issued and outstanding Shares on a fully diluted basis. Valuations must be made based on the latest audited consolidated financial statements of the On Group and shall be valid for six months following the year-end closing.

Good Leaver	shall mean a Participant whose employment with a Subsidiary is (i) terminated by the Subsidiary without Cause, (ii) due to death, (iii) Permanent Disability, or (iv) retirement at legal age.

Granting Date	shall mean the date on which Phantom Shares have been granted to a Participant pursuant to section 3 of the Plan.

Issue Price Capital Round	shall mean the price paid per Share at the last capital round of the Company.

Listing	shall mean a listing of the Shares for trading on a recognized stock exchange (e.g., in connection with an initial public offering).

Notification Date	shall mean the date when notice of termination of employment of a Participant is given by the Participant or the Subsidiary.

OEPP 2018	shall mean this On Employee Participation Program, which replaces the On Employee Participation Program of November 2013.

On Group	shall mean On Holding AG and all its Subsidiaries.

Participants	shall mean selected key employees of Level 3 that are participating in the OEPP 2018 (each a “Participant”).

Permanent Disability	shall mean the incapacity to perform a majority of work-related duties during at least six consecutive months and no reasonable expectation to returning to work, as a result of disability and as attested by qualified physician entrusted by the Compensation Committee.

Phantom Share	shall mean an expectancy to receive one Share in kind or the Fair Market Value of one Share in cash.

Plan	shall mean the OEPP 2018.

On Holding AG – OEPP 2018

Relevant Price	shall mean the Issue Price Capital Round; if the last capital round took place 12 or more months before of the relevant Valuation Date, an increase of 10% p.a. will be applied.

Share	shall mean a registered share of the Company with a nominal value of CHF 10.00.

Subsidiary	shall mean any corporation in which the Company directly or indirectly owns stock representing 50% or more of the total combined voting power of all classes of stock (together “Subsidiaries”).

Tax Withholding	shall mean any income taxes and/or social security contributions of the Participant, which are due upon settlement of a Phantom Share for which the Company or a Subsidiary has a withholding and payment obligation by applicable Swiss or foreign law.

Termination Date	shall mean the effective date of termination of employment of a Participant.

Valuation Date	shall mean December 31 of the year for which the Participant has been nominated to be granted Phantom Shares under the OEPP 2018.

Vesting Date	shall mean the date on which Phantom Shares vest in accordance with section 5.1. of the Plan and as specified the individual agreement.

2.	Purpose

The purpose of the OEPP 2018 is to reward long and valued employees for their individual performance by giving them the opportunity to benefit from the evolvement of the Company by receiving a bonus in form of Phantom Shares.

The OEPP 2018 shall replace the OEPP implemented in November 2013. Subject to the written approval of the participants of the OEPP 2013, all Phantom Shares granted under the OEPP 2013 shall be rolled-over to the OEPP 2018.

3.	Granting of Phantom Shares

Phantom Shares may be granted to the Participants in accordance with the terms of the OEPP 2018. Each grant of Phantom Shares shall be valid only if evidenced in a written agreement.

Phantom Shares may be granted on an annual basis based on a Calculation Amount of 0 – 30% of a Participant’s Annual Compensation.

On Holding AG – OEPP 2018

4.	Eligibility

Level 3 employees of the On Group may be nominated by the Board of Directors for Phantom Shares under the OEPP 2018 on an annual basis. The Board of Directors shall determine, for each Participant, his/her specific Calculation Amount within the range as set out in section 3, based on the Participant’s individual performance achieved in a specific calendar year.

Phantom Share grants will be communicated to the Participants until February 28 of the following year.

5.	Phantom Share

5.1.	Phantom Share Terms

Granting Date	March 31
Issuance Price	Phantom Shares shall be granted free of charge
Quantity	The quantity of Phantom Shares to be granted will be determined based on the following calculation formula: [Calculation Amount / the Relevant Price]
Vesting Date	If the Exit Event is a Listing, 100% of the Phantom Shares shall vest upon Exit.
In an Exit Event other than a Listing, 1/3 of the Phantom Shares shall vest upon Exit; 1/3 of the Phantom Shares shall vest at the first anniversary of the Exit, and 1/3 of the Phantom Shares shall vest at the second anniversary of the Exit. However, if the Exit Event occurs after the third anniversary of the Granting Date, 100% of the Phantom Shares shall vest upon Exit.
Settlement	Upon Vesting

5.2.	Dividend Equivalent

Each Phantom Share contains the right to receive a dividend equivalent, which shall be a payment in cash corresponding to the (gross) dividend paid per Share. Payment of the dividend equivalent is due on the due date of the dividend of the Share. No dividend equivalent will be paid in case the shareholders of the Company have declared no dividend.

5.3.	Settlement

Vested Phantom Shares shall be settled in either cash or Shares as follows:

On Holding AG – OEPP 2018

5.3.1.	Listing

In case of a Listing, each Phantom Share shall be settled by way of issuance and transfer of one Share (subject to lock-up according to section 5.3.2, if any) and a cash amount corresponding to the nominal value of one Share against full payment of the applicable Tax Withholding and payment of the nominal value of one Share. Settlement is due within 30 days as of the Vesting Date.

5.3.2.	Lock-up Period

Shares acquired upon settlement of Phantom Shares shall be subject to the following lock-up periods, if any:

•	1/3 of the Shares shall not be subject to any lock-up period;

•	1/3 of the Shares shall be subject to a lock-up period until the earlier of the first anniversary of the Vesting Date or the third anniversary of the Granting Date;

•	1/3 of the Shares shall be subject to a lock-up period until the earlier of the second anniversary of the Vesting Date or the third anniversary of the Granting Date.

5.3.3.	Other Exit Event

In an Exit Event other than a Listing, the Participant’s Phantom Shares shall be settled in a cash amount corresponding to the Fair Market Value minus the applicable Tax Withholding. Payment shall be made within [30] days as of the Vesting Date.

6.	Restrictions as to transferability of Phantom Shares and Shares

No Phantom Shares granted under the OEPP 2018 shall be sold, pledged, assigned, encumbered, transferred, or disposed of in any manner other than by will or inheritance laws.

The Company in its sole discretion may decide to list the Shares on any recognized stock exchange. In that event, all Shares issued to Participants (or their heirs) under the OEPP 2018 may be subject to customary limitations in terms of transferability of Shares (lock-up/market stand-off) - in addition to the lock-up period of section 5.3.2 of the Plan - for a period following an initial public offering of Shares as required by the underwriter(s)/joint global coordinator(s) or pursuant to applicable listing requirements or deemed appropriate by the Company and agreed with the underwriter(s)/joint global coordinator(s) in case of an initial (or subsequent) public offering of Shares.

7.	Deposit of Shares

If subject to a lock-up, Shares acquired by the Participant (or his/her heirs) upon settlement of Phantom Shares granted under the OEPP 2018 shall – if certificates are at all issued, which shall be at the option of the Company – be duly endorsed in blank by the relevant Participant (or his/her heirs) and

On Holding AG – OEPP 2018

then be and remain deposited in the name and for the account of the Participant (or his/her heirs) either with the Company or at the election of the Company with a third party chosen by the Company. The Company will bear the costs of such safekeeping. Upon lapse of the lock-up, such Shares may be released and transferred to the Participant’s personal deposit account upon request.

8.	Effect of Termination of Employment

In case of termination of employment between a Participant and a Subsidiary, the following rules shall apply:

8.1.	Good Leaver

8.1.1.	Phantom Shares

A Participant who qualifies as a Good Leaver shall keep his/her Phantom Shares for a 12-month period starting as of the Termination Date. Thereafter, any Phantom Shares shall automatically forfeit without any indemnification.

8.1.2.	Shares

A Participant who qualifies as a Good Leaver shall keep all his/her unrestricted Shares acquired under the OEPP 2018 prior to the Termination Date. The Company (or any person or legal entity nominated by the Company) shall, however, have the right, but not the obligation, to purchase any Shares acquired under the OEPP 2018 which are still subject to a lock-up in accordance with section 5.3.2 as of the Termination Date at the lesser of the [Formula Value at the time of vesting and the Formula Value at the time of exercise of such purchase option] by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to one calendar year as of the Participant’s Termination Date.

8.2.	Bad Leaver

8.2.1.	Phantom Shares

A Participant who qualifies as a Bad Leaver shall automatically and immediately forfeit all Phantom Shares, without any indemnification, as of the Notification Date.

8.2.2.	Shares

A Participant who qualifies as a Bad Leaver shall keep all his/her unrestricted Shares acquired under the OEPP 2018 prior to the Notification Date. The Company (or any person or legal entity nominated by the Company) shall, however, have the right, but not the obligation, to purchase any Shares acquired under the OEPP 2018 which are still subject to a lock-up in accordance with section 5.3.2 as of the Notification Date at the lesser of the nominal value of the Shares and their Formula Value at the time of exercise of such purchase option by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to [one calendar year] as of the Participant’s Termination Date.

On Holding AG – OEPP 2018

9.	Exit

Upon the occurrence of an Exit, subject to any consent required under the shareholders agreement, the Compensation Committee may prescribe and amend the terms and conditions for the vesting, settlement of any Phantom Shares granted under the OEPP 2018, provided that such amendments are not materially adverse to the Participants and do not compromise the interests of the Participants. Such power and discretion shall include, but not be limited to, the power and authority to (i) reduce or abolish lock-up periods and to (ii) modify the requirements and modality for the settlement of any Phantom Shares (including a cash settlement in case of a full Exit in an amount equal to the Fair Market Value, subject to any Tax Withholding).

10.	Changes in Capital Structure

In the event of a change, other than a share capital increase, relating to the Shares through reclassification, recapitalization, subdivision, stock dividend, stock split-up or otherwise in the Company’s corporate structure, the Compensation Committee shall, to the extent permissible by law, adjust the terms of the Phantom Shares then outstanding to ensure that the Participants receive in respect of each Phantom Share, upon settlement, the same value in cash and/or type of stock that each Participant would have been entitled to receive without such change.

11.	Taxation and Social Security

Phantom Shares may be subject to income tax and/or social security. In Switzerland, Phantom Shares will be subject to Swiss income tax and Swiss social security contributions upon vesting. Swiss social security contributions legally due will be borne by the Subsidiary and the relevant Participant in accordance with applicable law and regulations.

Depending on the Participant’s residence, place of work or nationality, Phantom Shares may be subject to income tax and/or social security contributions in jurisdictions other than Switzerland. Each Participant is responsible for a proper declaration and payment of his/her personal income taxes, including capital gains taxes, if any, that may arise from participation in the OEPP 2018 in each relevant jurisdiction.

12.	No Entitlements

12.1.	No Shareholder Rights

A Phantom Share does not include any shareholder rights (such as voting, dividend and information right).

On Holding AG – OEPP 2018

12.2.	No Right to Future Grants

Besides stated in the individual employment agreement, a nomination under the OEPP 2018 for a specific year shall not confer any right or entitlement to be nominated and granted any Phantom Shares in future years or to participate in any future employee participation plan.

12.3.	No Right to Continued Employment

The OEPP 2018 does not constitute an employment agreement. Nothing contained herein shall modify the terms of the Participants’ respective employment or restrict the Subsidiary’s right to terminate the employment of any Participant at any time, with or without Cause, or to adjust the compensation of any Participant.

13.	Administration

The OEPP 2018 shall be administrated by the Compensation Committee.

The Compensation Committee is authorized and shall have full power and authority, subject to the provisions of the OEPP 2018, to establish such rules and regulations as it may deem appropriate for the proper administration and operation of the OEPP 2018, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the OEPP 2018 and the Phantom Shares granted thereunder as it may deem necessary or advisable.

The Compensation Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Phantom Shares or Shares hereunder.

14.	Amendment

The Compensation Committee may make any amendments to the OEPP 2018 that may be necessary to comply with or conform to applicable laws.

15.	Confidentiality

The OEPP 2018 is confidential to the business. The terms and conditions of the OEPP 2018 and any individual Phantom Share grant shall therefore be kept strictly confidential (and may be shared only with [the spouse and] the personal advisors of the Participant), unless disclosure is required by mandatory law.

On Holding AG – OEPP 2018

16.	Effective Date and Term

The OEPP 2018 has been approved by the Board of Directors on [DATE]. The OEPP 2018 shall be effective as of [DATE] and shall be valid until the later of [DATE] or all Phantom Shares granted under the OEPP 2018 have been settled, forfeited, or otherwise canceled or the lock-up of such Shares have been expired or any purchase options of the Company have been exercised or lapsed.

17.	Governing Law

The OEPP 2018 shall be subject to and governed by substantive Swiss law.

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